Exhibit 10.1
AMENDMENT TO THE CALLON PETROLEUM COMPANY
1996 STOCK INCENTIVE PLAN
EFFECTIVE AS OF AUGUST 7, 2009
     On September 1, 2009 and effective as of August 7, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Callon Petroleum Company, a Delaware corporation (the “Company”), adopt, voted for, consented to and approved the following amendment to Section 6.2 of the Company’s 1996 Stock Incentive Plan (the “1996 Plan”);
     NOW, THEREFORE, BE IT HEREBY:
     RESOLVED, that Section 6.2 of the 1996 Plan is hereby amended in its entirety to read as follows:
     ”Section 6.2. Non-Assignability. Unless otherwise provided by the Plan Administrator, Stock Options and Performance Shares may be transferred by gift or domestic relations order by a participant to (i) a spouse (or former spouse), child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, or sister-in-law of the Participant (“Family Members”), (ii) a trust or trusts in which Family Members have more than fifty-percent of the beneficial interest, (iii) a foundation in which Family Members (or the participant) own more than fifty percent of the voting interests. A transfer of a Stock Option or Performance Share must be made without value, provided that, a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the participant) in exchange for an interest in the entity is considered to be made without value. Subsequent transfers of transferred Stock Options and Performance Shares shall be prohibited except those by will or the laws of descent and distribution.”

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